UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 22, 2005

The Goodyear Tire & Rubber Company
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-1927	34-0253240
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1144 East Market Street, Akron, Ohio		44316-0001
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	330-796-2121

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01. Entry into a Material Definitive Agreement.

On February 22, 2005, The Compensation Committee (the "Committee") of the Board of Directors of The Goodyear Tire & Rubber Company (the "Company") took the following actions with respect to the compensation of the Company’s named executive officers (as defined in Item 402(a)(3) of Regulation S-K):

1. Established salary compensation effective May 1, 2005 for the following named executive officers: Jonathan D. Rich, President, North American Tire, $445,200; C. Thomas Harvie, Senior Vice President, General Counsel and Secretary, $446,100; Richard J. Kramer, Executive Vice President and Chief Financial Officer $461,100; and Michael J. Roney, President, European Tire Union $418,100. The Committee, at its December 9, 2004 meeting, previously established the salary compensation effective May 1, 2005, for Robert J. Keegan, Chairman of the Board, Chief Executive Officer and President at $1,100,000.

2. Approved earnings before interest and taxes less finance charges ("EBIT") and operating cash flow as the financial performance measures under the Performance Recognition Plan for fiscal year 2005. Payment of 2005 bonuses will be made from a payment pool, the size of which will depend on the extent to which the specific financial performance targets established by the Committee are met. The target aggregate payment pool for 2005 is $26.3 million. Funding of the 2005 payment pool will be based 50% on each performance measure and could range from zero to 200% of the target amount depending on the level of operating cash flow and EBIT achieved. In addition, payouts for the named officers may be adjusted based on individual performance. At its December 9, 2004, meeting, the Committee approved target bonuses for 2005 under the Performance Recognition Plan for the named executive officers as follows: Mr. Keegan, $1,500,000; Mr. Rich, $385,000; Mr. Harvie, $290,000; Mr. Kramer, $330,000; and Mr. Roney $361,000.

3. Approved annual cash bonus awards earned during 2004 and to be paid in 2005 under the Company’s Performance Recognition Plan for 2004. As described above with respect to fiscal year 2005, the financial performance measures applicable to the 2004 awards were earnings before interest and taxes less finance charges and operating cash flow. The bonus awards were earned based upon the achievement of specific financial targets established in February 2004, which were reviewed and approved by the Compensation Committee. As a result of the level of targets achieved, the Committee approved funding the 2004 payment pool at approximately 189%. The bonus awards for the named executive officers are: Mr. Keegan, $2,600,000; Mr. Rich, $680,000; Mr. Harvie, $560,000; Mr. Kramer, $587,704; and Mr. Roney, $570,000.

4. Approved net income and total cash flow as the financial performance measures applicable to grants made to the named executive officers under the Company’s Executive Performance Plan (the "EP Plan"). The Committee, on December 9, 2004, awarded the following grants under the EP Plan: Mr. Keegan, 44,000 units; Mr. Rich, 11,000 units; Mr. Harvie, 8,300 units; Mr. Kramer, 10,700 units; and Mr. Roney, 10,000 units. Units will be paid in cash, with payment ranging between $0 and $200 per unit, depending upon the attainment of specific cumulative target levels of net income and cash flow over a three-year performance period ending December 31, 2007. A copy of the EP Plan Grant Agreement is attached as Exhibit 10.1 to this Report and is incorporated by reference herein.

The Company intends to provide additional information regarding the compensation awarded to the named executive officers in respect of and during the year ended December 31, 2004, in the proxy statement for the Company’s 2005 annual meeting of shareholders, which is expected to be filed with the Securities and Exchange Commission in March 2005.

Item 9.01. Financial Statements and Exhibits.

Exhibit 10.1. Form of Grant Agreement for the Executive Performance Plan of The Goodyear Tire & Rubber Company.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Goodyear Tire & Rubber Company

February 28, 2005	By:	C. Thomas Harvie

Name: C. Thomas Harvie
Title: Senior Vice President, General Counsel and Secretary

Top of the Form

Exhibit Index

Exhibit No.	Description

10.1	Form of Executive Performance Plan Grant Agreement